FBL Financial Group Reports Third Quarter 2020 Results

Company Highlights
•Third quarter 2020 net income attributable to FBL Financial Group of $21.0 million, or $0.85 per common diluted share.
•Third quarter 2020 adjusted operating income(1) of $19.8 million, or $0.80 per diluted common share.

West Des Moines, Iowa - November 5, 2020 - FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the third quarter of 2020 of $21.0 million, or $0.85 per diluted common share, compared to net income of $25.1 million, or $1.01 per diluted common share, for the third quarter of 2019. Adjusted operating income(1) totaled $19.8 million, or $0.80 per common share, for the third quarter of 2020, compared to $25.2 million, or $1.02 per common share, for the third quarter of 2019. Third quarter 2020 earnings reflect:
•A negative impact of $0.22 per share from unlocking actuarial assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products
•Unfavorable mortality results primarily in the Life segment
•Favorable market performance resulting in lower amortization of acquisition costs in the Corporate and Other segment and a lower increase in reserves associated with Guaranteed Living Withdrawal Benefits (GLWB) in the Annuity segment
•A focus on expense control
•Continued investment in the Wealth Management business

Adjusted operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes realized gains and losses on investments, which includes the change in fair value of equity securities and the change in allowances for credit losses on investments, and the change in fair value of derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group’s third quarter financial results exhibit several positives including growth in life insurance sales, actions to lower expenses, and an excellent capital position," said Daniel D. Pitcher, Chief Executive Officer. "These positives were offset by the impact of unlocking actuarial assumptions, increased death benefits and pressure on spread income from the decline in investment yields. In the final stretch of 2020, our exclusive Farm Bureau Financial Services agents' and FBL employees’ highest priority is to serve the Farm Bureau niche market to fulfill our purpose to protect livelihoods and futures."

Product Revenues
Premiums and product charges for the third quarter of 2020 totaled $83.2 million compared to $78.1 million in the third quarter of 2019. Interest sensitive product charges increased 14 percent while traditional life insurance premiums increased two percent during the quarter. Premiums collected(2) in the third quarter of 2020 totaled $133.2 million compared to $142.1 million in the third quarter of 2019. Total life insurance premiums collected increased three percent while annuity premiums collected decreased 19 percent, reflecting the impact of lower market interest rates.

Investment Income
Net investment income in the third quarter of 2020 totaled $105.9 million, compared to $101.5 million in the third quarter of 2019. This increase reflects a change in the fair value of derivatives and an increase in average invested assets partially offset by a lower investment yield. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 4.64 percent for the nine months ended September 30, 2020 compared to 4.97 percent for the nine months ended September 30, 2019. At September 30, 2020, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses
Benefits and expenses totaled $174.3 million in the third quarter of 2020, compared to $158.6 million in the third quarter of 2019.
•The change in fair value of the embedded derivatives on our index products is included in interest sensitive product benefits. This change increased benefits by $9.9 million in the third quarter of 2020 compared to an increase of $5.8 million in the third quarter of 2019. These benefits are partially offset by an increase in the value of the associated call options included in net investment income.
•Death benefits, net of reinsurance and reserves released, totaled $33.9 million in the third quarter of 2020, compared to $30.2 million in the third quarter of 2019. By its nature, mortality experience can fluctuate from quarter to quarter.
•During the third quarter of 2020, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products. This unlocking resulted in a pre-tax unfavorable impact of $6.7 million, or $0.22 per share after-tax. This compares to a pre-tax unfavorable impact of unlocking in the third quarter of 2019 of $2.7 million, or $0.09 per share after-tax.

Net Realized Gains
In the third quarter of 2020, FBL Financial Group recognized net realized gains on investments of $2.0 million. This is attributable to realized gains on sales of $0.2 million and a net gain from equity securities held at quarter end of $1.8 million. In addition, in the third quarter of 2020, $1.9 million was recorded as a decrease to the allowance for credit losses.

Stock Repurchases
During the third quarter of 2020, FBL Financial Group repurchased 160,556 shares of its Class A common stock. FBL Financial Group has $26.3 million remaining under its current stock repurchase program.

Capital and Book Value
As of September 30, 2020, the book value per share of FBL Financial Group common stock totaled $66.21, compared to $60.12 at December 31, 2019. Book value per share, excluding accumulated other comprehensive income(3), totaled $44.52 at September 30, 2020, compared to $45.73 at December 31, 2019. The September 30, 2020 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 525 percent.

Further Financial Information
Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call
FBL Financial Group will hold a conference call with investors tomorrow, November 6, 2020, at 11:00 a.m. Eastern Time. The call will consist only of prepared comments by management; there will not be a question and answer session. The call will be webcast and a replay will be available on FBL Financial Group's website.

Forward-Looking Statements
Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents, adverse results from litigation and the impact of the COVID-19 pandemic and any future pandemics. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

About FBL Financial Group
FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Interest sensitive product charges	$35,420	$31,135	$100,049	$94,935
Traditional life insurance premiums	47,792	46,982	147,429	147,361
Net investment income	105,856	101,478	291,208	316,012
Net realized capital gains (losses)	1,991	696	(8,657)	11,230
Change in allowance for credit losses on investments	1,903	—	(10,855)	—
Other-than-temporary impairment losses	—	(50)	—	(919)
Other income	4,883	4,417	14,647	12,501
Total revenues	197,845	184,658	533,821	581,120

Benefits and expenses:
Interest sensitive product benefits	79,803	67,147	203,257	202,966
Traditional life insurance benefits	45,529	42,877	136,849	131,512
Policyholder dividends	1,733	2,441	5,879	7,539
Underwriting, acquisition and insurance expenses	38,131	39,197	111,044	114,334
Interest expense	1,212	1,213	3,638	3,637
Other expenses	7,878	5,764	22,524	18,649
Total benefits and expenses	174,286	158,639	483,191	478,637
	23,559	26,019	50,630	102,483
Income tax	(2,883)	(1,642)	(5,887)	(13,429)
Equity income (loss), net of related income taxes	277	799	(238)	2,423
Net income	20,953	25,176	44,505	91,477
Net (income) loss attributable to noncontrolling interest	21	(47)	165	(7)
Net income attributable to FBL Financial Group, Inc.	$20,974	$25,129	$44,670	$91,470

Earnings per common share	$0.85	$1.01	$1.81	$3.69

Weighted average shares - basic	24,497,140	24,758,639	24,660,576	24,760,311
Effect of dilutive securities - stock-based compensation	3,171	10,035	3,862	10,773
Weighted average shares - diluted	24,500,311	24,768,674	24,664,438	24,771,084

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Adjusted Operating Income - Unaudited

FBL Financial Group consistently utilizes adjusted operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Adjusted operating income consists of net income attributable to FBL Financial Group adjusted to exclude realized gains and losses on investments, which includes the change in fair value of equity securities and the change in allowances for credit losses on investments, and the change in fair value of derivatives, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. For example, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the presentation and evaluation of adjusted operating income provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$20,974	$25,129	$44,670	$91,470
Adjustments:
Net realized gains/losses on investments(a)	(3,300)	(440)	15,103	(7,960)
Change in fair value of derivatives(a)	2,079	526	4,867	(657)
Adjusted operating income	$19,753	$25,215	$64,640	$82,853

Adjusted operating income per common share - assuming dilution	$0.80	$1.02	$2.62	$3.34

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2020	December 31, 2019
Book value per share	$66.21	$60.12
Less: Per share impact of accumulated other comprehensive income	21.69	14.39
Book value per share, excluding accumulated other comprehensive income	$44.52	$45.73

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $529.1 million at September 30, 2020 and $354.8 million at December 31, 2019. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2020	December 31, 2019
Assets
Investments	$9,581,993	$9,091,623
Cash and cash equivalents	15,030	17,277
Deferred acquisition costs	201,022	289,456
Other assets	438,455	435,969
Assets held in separate accounts	616,381	645,881
Total assets	$10,852,881	$10,480,206

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,629,442	$7,393,549
Other policy funds, claims and benefits	590,289	597,256
Debt	97,000	97,000
Other liabilities	301,514	260,604
Liabilities related to separate accounts	616,381	645,881
Total liabilities	9,234,626	8,994,290

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	150,990	152,661
Class B common stock	72	72
Accumulated other comprehensive income	529,087	354,764
Retained earnings	935,080	975,260
Total FBL Financial Group, Inc. stockholders' equity	1,618,229	1,485,757
Noncontrolling interest	26	159
Total stockholders' equity	1,618,255	1,485,916
Total liabilities and stockholders' equity	$10,852,881	$10,480,206

Common shares outstanding	24,394,523	24,664,215

####